Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation of our report, which contains an explanatory paragraph relating to substantial doubt with respect to the Company’s ability to continue as a going concern, dated March 31, 2010 relating to the financial statements of Symbollon Pharmaceuticals, Inc. as of and for the years ended December 31, 2009 and 2008 included in this Form 10-K, into the Company’s previously filed Registration Statements on Form S-8 (File Nos. 333-86704, 333-30467, 333-30359 and 333-80368) and Form SB-2 (File Nos. 333-148787, 333-109772, 333-124687, 333-136871, and 333-140200).

/s/ Caturano and Company, P. C.

Caturano and Company, P.C.

Boston, Massachusetts

March 31, 2010